For Immediate Release

U.S. ENERGY CORP. ANNOUNCES THE HIRING OF ARTHUR EVANS

MR. EVANS WILL SUCCEED R. SCOTT LORIMER AS CHIEF FINANCIAL OFFICER ON JULY 1, 2011

Company Announces New Additions to Technical Team

RIVERTON, WY, May 11, 2011 -- U.S. Energy Corp. (Nasdaq: USEG) ("U.S. Energy" or the "Company"), today announced that Arthur Evans will join the Company May 16, 2011 and is slated to succeed R. Scott Lorimer as Chief Financial Officer on July 1, 2011.

Prior to joining U.S. Energy, Mr. Evans was the Chief Financial Officer, Treasurer and Chief Compliance Officer for Tri-Valley Corp. (NYSE: TIV), a publicly traded oil exploration and production company.  Through his many years of experience, Mr. Evans brings a full range of accounting, S.E.C. compliance, financial management and mergers and acquisitions experience to the U.S. Energy management team.

“I am pleased to welcome Arthur to our team and look forward to working with him in the coming weeks as we transition towards Scott’s retirement,” said Keith Larsen, CEO of U.S. Energy Corp.  “Arthur’s extensive SEC reporting experience, combined with his full range of transactional experience will be a tremendous asset to the U.S. Energy team,” he added.

Mr. Evans has a Bachelor of Science in accounting from Weber State University, an M.B.A. in finance from Golden Gate University and a M.S. in systems management from the University of Southern California.  His professional designations include Certified Public Accountant, Certified Management Accountant and Certified Financial Manager.

Mr. Larsen continued, “In addition to announcing the appointment of Arthur Evans, I’m also pleased to announce that we’ve further strengthened our technical team with the additions of Carl Steinfurth, Bill Duncan and Pat Curvin.  Carl, Bill, and Pat bring more than (75) years combined technical experience in many of our core operating areas.  Their track record of success and accomplishments will prove invaluable as we continue to execute our 2011 drilling programs.”

Carl Steinfurth was hired on May 10, 2010 as senior geologist.  Over the past year with U.S. Energy, Mr. Steinfurth has become a key employee for the Company in providing geological oversight of all of our prospect reviews and drilling programs.  Mr. Steinfurth has worked for several Denver based exploration companies including Anderson Oil and Hondo Oil and Gas with successful experience throughout the Rocky Mountain region.  Most recently, he had experience in the Gothic, Bakken and Niobrara shale plays.  He earned a M.S. in Geology and Statistics from Michigan State in 1972.

Press Release
May 11, 2011

W. Patrick (Pat) Curvin joined U.S. Energy on April 6, 2011 as senior land man.  Mr. Curvin has worked in the land management discipline of the oil and gas industry for over 25 years in various basins and plays throughout the U.S.  Mr. Curvin earned a J.D. Degree from Oklahoma City School of Law and a B.A. degree in the Petroleum Land Management Program from the University of Texas at Austin.

G. W. (Bill) Duncan, has been retained as a contracting consultant as a drilling engineer for the Colorado (Apache) project.  Mr. Duncan is a veteran in the oil and gas industry with more than 40 years of experience in petroleum engineering, drilling, and operations design and management.  He is a graduate of the University of Wyoming with a B.S. in Petroleum Engineering.

* * * * *

About U.S. Energy Corp.

U.S. Energy Corp. is a natural resource exploration and development company with a primary focus on the exploration and development of oil and natural gas.  The Company also owns the Mount Emmons molybdenum deposit located in west central Colorado.  The Company is headquartered in Riverton, Wyoming and trades on the NASDAQ Capital Market under the symbol "USEG".

* * * * *

For further information, please contact:

Reggie Larsen
Director of Investor Relations
U.S. Energy Corp.
(800) 776-9271
Reggie@usnrg.com